Exhibit 99

1245

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

CONSUMMATION OF CLASS B COMMON STOCK RECAPITALIZATION

LINCOLN, Nebraska (April 17, 2018) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced that its shareholders approved the December 2017 announced recapitalization plan pursuant to which each share of class B common stock will be exchanged for one share of class A common stock plus $19.59 in cash, without interest. The recapitalization is effective as of 5:00 pm, CT, today and will result in the class B common stock ceasing to trade on the NASDAQ Global Market and being deregistered under the Securities Exchange Act of 1934. As of Wednesday, April 18, 2018, each share of the Company’s class A common stock will be reclassified as a share of common stock of the Company and the common stock continues to trade on the NASDAQ Global Market under the revised trading symbol “NRC.”

For more than 36 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

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